HYNES & HOWES INSURANCE COUNSELORS, INC.
                                 Balance Sheet
                            March 31, 1998 and 1997
                                  (Unaudited)

                                                          March 31,
                                                   1998              1997
         Assets
Current Assets:
  Cash in Bank                              $    15,079       $     8,736
  Other Current Assets                            5,736             7,708
    Total Current Assets                    $    20,815       $    16,448

Investments:
  Investment in Affiliated Company          $     2,720       $     2,720
  Contracts Receivable-Real Estate              609,051           624,868
  Real Estate on Hand
    Total Investments                       $   642,943       $   661,021

      Total Assets                          $   663,758       $   677,465

         Liabilities and Stockholders' Equity

Current Liabilities:
  Buyers Escrow                                   5,894             9,180
    Total Current Liabilities               $     5,894       $     9,180

      Total Liabilities                     $     5,894       $     9,180

Stockholders' Equity:
  Capital Stock, no par value, 100,000,000 shares
    authorized, 11,260,675 shares issued    $ 3,780,765       $ 3,780,765
  Paid in Capital                                   100               100
  Retained Earnings (Deficit)                (3,089,749)       (3,079,328)
  Treasury Stock, at cost                       (33,252)          (33,252)

    Total Stockholders' Equity              $   657,864       $   668,285

    Total Liabilities and Stockholders'
      Equity                                $   663,758       $   677,465